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                                                               EXHIBIT 99.3(b)


                               ACTUARIAL OPINION

This opinion is supplied with the filing of a Registration Statement on Form S-6, File No. 33-79808, by the FKLA Variable Separate Account and Federal Kemper Life Assurance Company (FKLA) covering an indefinite number of units of interest in the Separate Account. Premiums received under FKLA's Flexible Premium Variable Life Insurance Policies may be allocated by FKLA to the Separate Account as described in the Prospectus included in the Registration Statement.

I am familiar with the Policy provisions and the description in the Prospectus and it is my opinion that the illustrations of death benefits, cash values, surrender values, and accumulated premiums included in Appendix A of the Prospectus, based on the assumptions and illustrations, are consistent with the Policy provisions. The policy rate structure has not been designed to make the relationship between planned premiums and benefits, as shown in the illustrations, appear more favorable to prospective male preferred nonsmokers ages 35 and 55, than to male preferred nonsmokers at other ages. The nonsmoker rate class generally has a more favorable rate structure than other rate classes. Female rate classes generally have a more favorable rate structure than male rate classes.

The current and guaranteed monthly mortality rates used in the illustrations have not been designed so as to make the relationship between current and guaranteed rates more favorable for the ages and sexes illustrated than for a male preferred nonsmoker at other ages. The nonsmoker rate classes generally
have lower monthly mortality rates than the other rate classes.   The female
rate classes generally have lower monthly mortality rates than the male rate classes.

I consent to the use of this opinion as an Exhibit to the Registration Statement and the reference to me under the heading "Experts" in the Prospectus.

                       Christopher J. Nickele, FSA, MAAA
                       ---------------------------------
                           /s/ Christopher J. Nickele

                           Actuarial Officer - Agency